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                                                                    EXHIBIT 3(g)

                                SUNAMERICA INC.

                             ARTICLES SUPPLEMENTARY

         SunAmerica Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessment and Taxation of Maryland that:

         FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Article Fifth of the Charter of the Corporation, the Board of Directors divided and classified 1,380,000 shares of the Preferred Stock of the Corporation into a class designated Series A Mandatory Conversion Premium Preferred Stock (the "Series A Preferred Stock") and provided for the issuance of such Series A Preferred Stock.

         SECOND: The Corporation filed Articles Supplementary on October 21, 1991 with the Maryland State Department of Assessment and Taxation, which Articles Supplementary set forth a description of the Series A Preferred Stock.

         THIRD: The Corporation has reacquired all the issued and outstanding shares of Series A Preferred Stock in accordance with the terms of Articles 3(c) of the Articles Supplementary.

         FOURTH: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation and in accordance with Article Second, Section 3(g) of the Articles Supplementary, such shares of Series A Preferred Stock are hereby restored to the status of authorized but unissued shares of Preferred Stock of the Corporation.

         IN WITNESS WHEREOF, SUNAMERICA INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on this 27th day of January, 1995.


WITNESS:                                   SUNAMERICA INC.

/s/ SUSAN L. HARRIS                        By: /s/ ELI BROAD
---------------------                         ---------------------
Susan L. Harris                               Eli Broad, Chairman,
Vice President & Secretary                    President & Chief Executive
                                              Officer


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THE UNDERSIGNED, President of SunAmerica Inc., who executed on behalf of the
Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                           By: /s/ ELI BROAD
                                              ---------------------------
                                              Eli Broad, Chairman,
                                              President & Chief Executive
                                              Officer